                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 001-13031
                                                                  --------------

                         AMERICAN RETIREMENT CORPORATION
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             (Exact name of registrant as specified in its charter)

                          111 Westwood Place, Suite 200
                               Brentwood, TN 37027
                                 (615) 221-2250
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.01 per share
                    Series A Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     |X|        Rule 12h-3(b)(1)(i)      |X|
         Rule 12g-4(a)(1)(ii)    | |        Rule 12h-3(b)(1)(ii)     | |
         Rule 12g-4(a)(2)(i)     | |        Rule 12h-3(b)(2)(i)      | |
         Rule 12g-4(a)(2)(ii)    | |        Rule 12h-3(b)(2)(ii)     | |
                                            Rule 15d-6               | |

         Approximate number of holders of record as of the certification or notice date:

         Common Stock, par value $.01 per share - 0 Holders
         Series A Preferred Stock Purchase Rights - 0 Holders

         Pursuant to the requirements of the Securities Exchange Act of 1934,
American Retirement Corporation. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 25, 2006                          By:    /s/ Deborah C. Paskin
                                                       -------------------------
                                                Name:  Deborah C. Paskin
                                                Title: Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.